UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2023

ALSET INC.

(Exact name of registrant as specified in its charter)

Texas	001-39732	83-1079861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 Montgomery Lane
Suite 210
Bethesda, Maryland 20814	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 971-3940

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	AEI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 6, 2023, Alset Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) in connection with an offering (the “Offering”) of its common stock, par value $0.001 per share (the “Common Stock”), with Aegis Capital Corp. (the “Underwriter”) as the underwriter, relating to an underwritten public offering of 1,727,273 shares of Common Stock at a public offering price of $2.20 per share. The Underwriting Agreement provides the Underwriter a 45-day option to purchase up to an additional 212,863 shares of Common Stock to cover over-allotments, if any (the “Underwriter’s Option”).

The closing of the Offering is expected to take place on February 8, 2023, subject to the satisfaction of customary closing conditions. The Company estimates that the net proceeds from the Offering will be approximately $3.3 million, or approximately $3.7 million if the Underwriter exercises the Underwriter’s Option in full, in each case after deducting underwriting discounts and estimated offering expenses. The Company expects to use the net proceeds from the Offering (i) to fund possible acquisitions of new companies and additional properties; (ii) to fund the further acquisitions and/or development of properties, including services and infrastructure; (iii) to develop rental opportunities at properties; (iv) to exercise warrants of its subsidiaries to accomplish the items in (i) – (iii); and (v) for working capital and general corporate purposes.

The Common Stock is being offered pursuant to an effective registration statement on Form S-3 (File No. 333-264234), as well as a prospectus supplement in connection with the Offering filed with the Securities and Exchange Commission.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter (as applicable), other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference. A copy of the opinion of Jones, Davis & Jackson, PC as to the legality of the Common Stock to be issued and sold in this Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure.

On February 3, 2023, the Company issued a press release titled “Alset Inc. Announces Proposed Underwritten Public Offering of Common Stock.” A copy of the press release is attached hereto as Exhibit 99.1.

On February 6, 2023, the Company issued a press release titled “Alset Inc. Prices $3.8 Million Underwritten Public Offering of Common Stock.” A copy of the press release is attached hereto as Exhibit 99.2.

The information in Item 7.01 of this Current Report on Form 8-K, including the attached Exhibit 99.1 is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for any purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such Section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement by and between the Company and Aegis Capital Corp., dated February 6, 2023.
5.1	Opinion of Jones, Davis & Jackson, PC.
99.1	Press Release, dated February 3, 2023.
99.2	Press Release, dated February 6, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ALSET INC.

Dated: February 8, 2023	By:	/s/ Rongguo Wei
	Name:	Rongguo Wei
	Title:	Co-Chief Financial Officer